As filed with the Securities and Exchange Commission on January 28, 2026

Registration No. 333-281298

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REPARE THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Québec	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7171 Frederick-Banting, Building 2, Suite 270

St-Laurent, Québec, Canada H4S 1Z9

(857) 412-7018

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Steve Forte

President

Repare Therapeutics Inc.

1 Broadway, 15th Floor

Cambridge, MA 02142

(857) 412-7018

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Courtney T. Thorne Cooley LLP 500 Boylston Street, 14th Floor Boston, MA 02116 (617) 937-2300	Robert Carelli Jeremy Sculnick Stikeman Elliott LLP 1155 René-Lévesque Blvd. West 41st Floor Montréal, Québec, Canada H3B 3V2 (514) 397-3222

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Repare Therapeutics Inc., a corporation governed by the Business Corporations Act  (Québec) (the “Registrant”), relates to Registration Statement No.333-281298 (the “Registration Statement”) filed by the Registrant on August 6, 2024 with the Securities and Exchange Commission (the “SEC”), to register the offer and sale of up to $350,000,000 of (i) common shares, no par value, of the Registrant (the “Common Shares”), (ii) preferred shares, no par value, of the Registrant (the “Preferred Shares”), (iii) senior or subordinated debt or senior or subordinated convertible debt (“Debt Securities”) and (iv) warrants to purchase Common Shares, Preferred Shares or Debt Securities, or any combination thereof. The Registration Statement was declared effective by the SEC staff on August 19, 2024.

On November 14, 2025, the Registrant entered into an Arrangement Agreement (the “Agreement”) with XenoTherapeutics, Inc., a Massachusetts non-profit corporation (“Xeno”), Xeno Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Xeno (“Purchaser”), and solely for purposes of Section 9.15 thereof, XOMA Royalty Corporation, a Nevada corporation. Pursuant to the Agreement, on January 28, 2026, Purchaser acquired all of the issued and outstanding Common Shares in exchange for a cash payment per Common Share of approximately US$2.20, which was calculated in accordance with the Agreement (the “Transaction”). In addition, each holder of Common Shares also received one non-transferable contingent value right (each, a “CVR”) for each Common Share, which CVR represents the right to receive a pro rata portion of potential cash payments.

The foregoing description of the Transaction, the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on November 17, 2025.

As a result of the Transaction, by filing this Post-Effective Amendment the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities registered for offer and sale under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Québec, Canada, on January 28, 2026. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

REPARE THERAPEUTICS INC.

By:	/s/ Steve Forte
Steve Forte
President, Chief Executive Officer and Chief Financial Officer